EXHIBIT 10.100

AMENDMENT
TO THE
POSTRETIREMENT LIFE INSURANCE PLAN OF
THE PACIFIC GAS AND ELECTRIC COMPANY

A. Adoption and effective date of amendment. This Amendment to the Postretirement Life Insurance Plan of the Pacific Gas and Electric Company (the “Plan”) is adopted by the Employee Benefit Committee of PG&E Corporation pursuant to its authority set forth in the Plan. This Amendment shall be effective as of January 1, 2019.

B. Supersession of inconsistent provisions. This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

C. Section 3.02C(a) of the Plan is amended to read as follows:

(a) Composition of the Employee Benefit Committee. The Chief Financial Officer of PG&E Corporation, the General Counsel of PG&E Corporation and the Executive Vice President, Corporate Services and Human Resources, of PG&E Corporation shall be members of the EMPLOYEE BENEFIT COMMITTEE and shall designate up to three additional members of the EMPLOYEE BENEFIT COMMITTEE who shall be officers or employees of PG&E Corporation or its subsidiaries. If there is no Executive Vice President, Corporate Services and Human Resources of PG&E Corporation, then the senior most human resources officer of the COMPANY (or, if such role is vacant, the equivalent position at PG&E Corporation) will instead be a member of the EMPLOYEE BENEFIT COMMITTEE. The EMPLOYEE BENEFIT COMMITTEE shall designate one of its members to serve as its Chairman.

The foregoing amendment was duly adopted by the Employee Benefit Committee on February__28__, 2019, pursuant to the authority described above.

/s/ JASON P. WELLS
Jason P. Wells
Chairman, Employee Benefit Committee

4/30/19
Date